Exhibit 4.4

Number: 1	3,648.803 Shares

CUSIP NO.: 382410 868

10.00% Series E Cumulative Convertible Preferred Stock

(par value $1.00 per share)

(liquidation preference $10,000.00 per share)

OF

GOODRICH PETROLEUM CORPORATION

FACE OF SECURITY

GOODRICH PETROLEUM CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies that American Stock Transfer & Trust Company, LLC (the “Holder”) is the registered owner of THREE THOUSAND SIX HUNDRED FORTY-EIGHT AND EIGHT HUNDRED THREE THOUSANDTHS (3,648.803) fully paid and non-assessable shares of preferred stock of the Corporation designated the 10.00% Series E Cumulative Convertible Preferred Stock, par value $1.00 per share, with a liquidation preference of $10,000.00 per share (the “Series E Preferred Stock”). The shares of Series E Preferred Stock are transferable on the books and records of American Stock Transfer & Trust Company, LLC, as transfer agent and registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series E Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation of the 10.00% Series E Cumulative Convertible Preferred Stock of the Corporation, dated December 18, 2015 (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to select provisions of the Series E Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Series D Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Goodrich Petroleum Corporation has executed this certificate as of the date set forth below.

Dated: December 18, 2015

GOODRICH PETROLEUM CORPORATION

By:
	Name:	Robert C. Turnham, Jr.
	Title:	President

By:
	Name:	Michael J. Killelea
	Title:	Senior Vice President, General Counsel and Corporate Secretary

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Series E Preferred Stock referred to in the within mentioned Certificate of Designation.

Dated: December 18, 2015

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Transfer Agent

By:
Name:
Title:

REVERSE OF SECURITY

GOODRICH PETROLEUM CORPORATION

10.00% Series E Cumulative Convertible Preferred Stock

Dividends on each share of Series E Preferred Stock shall be payable in cash at a rate per annum set forth as provided in the Certificate of Designation.

The shares of Series D Preferred Stock shall not be redeemable by the Corporation and the shares of Series D Preferred Stock shall not be convertible into the Corporation’s common stock except in the manner and according to the terms set forth in the Certificate of Designation.

The shares of Series E Preferred Stock shall be redeemable at the option of the Corporation.

The Corporation is authorized to issue more than one class of stock, and the Corporation will furnish without charge to each stockholder who so requests the designations, the voting and other powers, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions thereof.

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